Exhibit 99.1

nyse American, tsx: NG	NEWS RELEASE

NOVAGOLD Announces Election of Directors and Voting Results from

2025 Virtual Annual General Meeting of Shareholders

A total of 275,809,182 or 82.41% of the Company’s issued and outstanding shares were represented at the Meeting

All three proposals to shareholders were approved, including the election of all director nominees

During the 2025 proxy season, NOVAGOLD placed outreach calls to shareholders holding approximately 89.92% of the Company’s issued and outstanding common shares entitled to vote

May 20, 2025 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) is pleased to announce the detailed voting results on the items of business considered at its Annual General Meeting of Shareholders held on May 15, 2025 (the “Meeting”). All proposals were approved and all director nominees were elected. A total of 275,809,182 or 82.41% of the Company’s issued and outstanding shares were represented at the Meeting.

Shareholder Engagement

During this year’s proxy outreach, NOVAGOLD placed calls to shareholders owning 50,000-plus shares who collectively hold approximately 89.92% of the Company’s issued and outstanding common shares entitled to vote at the Meeting. Year-over-year the input received from shareholders has helped shape and improve the Company’s governance and compensation practices.

Shareholder Voting Results

The shareholders voted on the following matters at this year’s Meeting:

Proposal 1 – Election of Directors

The nominees listed in NOVAGOLD’s Management Information Circular were elected as Directors of the Company. Detailed results of the votes are set out below:

Proposal 1	Outcome of the	Votes by Ballot
Election of Directors	Vote	Votes For	Votes Withheld
Dr. Elaine Dorward-King	Carried	239,986,738 (93.96%)	15,404,215 (6.03%)
Dr. Diane Garrett	Carried	254,240,686 (99.54%)	1,150,267 (0.45%)
Dr. Thomas Kaplan	Carried	253,729,241 (99.34%)	1,661,712 (0.65%)
Hume Kyle	Carried	253,542,768 (99.27%)	1,848,185 (0.72%)
Gregory Lang	Carried	254,727,047 (99.74%)	663,906 (0.25%)
Kalidas Madhavpeddi	Carried	217,206,485 85.04%	38,184,468 (14.95%)
Kevin McArthur	Carried	251,050,731 (98.30%)	4,340,222 (1.69%)
Daniel Muñiz-Quintanilla	Carried	240,152,210 (94.03%)	15,238,743 (5.96%)
Ethan Schutt	Carried	254,459,505 (99.63%)	931,448 (0.36%)
Dawn Whitaker	Carried	250,162,356 (97.95%)	5,228,597 (2.04%)

www.novagold.com Page | 1

nyse American, tsx: NG	NEWS RELEASE

Proposal 2 – Appointment of Auditors

The vote was carried for the Appointment of the Auditors, PricewaterhouseCoopers LLP. The votes received by ballot were as follows:

Votes For	270,813,418	98.18%
Votes Withheld	4,995,764	1.81%

Proposal 3 – Advisory Approval of Executive Compensation (“Say-on-Pay”)

The vote was carried on the Say-On-Pay Advisory Vote. The votes received by ballot were as follows:

Votes For	180,443,860	70.65%
Votes Against	73,007,164	28.58%
Abstentions	1,939,929	0.75%

Full details of all proposals are fully described in the Company’s Management Information Circular dated March 24, 2025 available on the Company’s website at www.novagold.com/investors/mic/, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov, and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR+ and in the 8-K filed on EDGAR.

The Annual General Meeting of Shareholders webcast and corporate presentation are available on NOVAGOLD’s website under Presentations.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Frank Gagnon

Manager, Investor Relations

1-604-669-6227 or 1-866-669-6227

www.novagold.com Page | 2